Ex-99.3 a)

Alliance
Mortgage Company    (logo)

Michael C. Koster
Executive Vice President
Loan Administration

Officer's Certification of Servicing
2001

The undersigned officer certifies to the best of his/her knowledge the following for the 2001 fiscal year:

(a) That the mortgage insurance premiums charged under contract of the insurance with the Federal Housing Commission and/or private mortgage insurers, if any; all ground rents, if any; fire and any other hazard insurance premiums, taxes/sewer and water rents, if any; charges and claims assessed or levied by any lawful authority that were due and payable prior to December 31, 2001, have been paid to the appropriate authorities;

(b) I have reviewed the activities and performance of Alliance Mortgage Company during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Polling and Servicing Agreement and/or Seller/ Servicer Guide. To the best of this Officers' knowledge, we have fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year;

(c) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/ Servicer Guide are in full force and effect;

(d) All premiums for each Hazard Insurance Policy, Flood Insurance Polity (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgage Property, have been paid and that all such insurance policies are in full force and effect;

(e) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported;

(f)  All Custodial Accounts have been reconciled and are properly funded;


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(g)  All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050j/6050p of the Internal Revenue Code, respectively, have been prepared and filed.

/s/ Michael C. Koster

January 5, 2002

Ex-99.3 b)

September 6, 2002

Wells Fargo Bank Minntsota, N.A.
Formerly Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562

Re: Annual Statement of Compliance


OFFICER'S CERTIFICATE


I, Mario R. Fegan Jr., hereby certify that I am the Vice President, Master Servicing of Impac Funding Corporation., the Issuer in the below identified transactions I further certify, with respect to the Pooling and Servicing Agreements as Master Servicer the following:

I have reviewed the activities and performances of the Master Servicer during the calendar year ending December 31, 2001, under the agreements and sections listed below and to the best of my knowledge the Issuer has fulfilled all of its duties, responsibilities or obligations under the Indenture through out the calendar year 2001.

/s/ Mario R. Fegan Jr.

Vice President
Master Servicing